EXHIBIT 10.1


                              TRANSACTION AGREEMENT

         THIS TRANSACTION AGREEMENT (this "Agreement") is made and entered into as of this ____ day of July, 1997, by and between ARCHER DANIELS MIDLAND COMPANY, a Delaware business corporation ("ADM"), and MINNESOTA CORN PROCESSORS, a Minnesota cooperative corporation ("MCP").

                               W I T N E S S E T H

         WHEREAS, on May 21, 1997, ADM and MCP entered into a letter of intent (the "Letter of Intent") pursuant to which both parties agreed to use their best efforts to reach mutual agreement as to the final terms and conditions of a proposed investment by ADM in MCP; and

         WHEREAS, the parties have reached agreement as to the final terms and conditions of such investment; and

         WHEREAS, the parties wish to enter into this Agreement and certain other arrangements referred to herein in order to memorialize in writing such terms and conditions.

         NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements of the parties set forth herein, the parties hereby covenant and agree as follows:

                                    ARTICLE I

                                THE TRANSACTIONS

         SECTION 1.1 OVERVIEW OF TRANSACTIONS.

         On the Closing Date (as herein defined), ADM will purchase from MCP and MCP will issue to ADM nonvoting units of equity participation of MCP (the "ADM Units"), subject to, and upon the terms and conditions contained in, this Agreement. The foregoing transactions are referred to collectively herein as the "Transactions."

         SECTION 1.2 PAYMENT AND CALCULATION OF PURCHASE PRICE.

         On the Closing Date, ADM will deliver to MCP, by wire transfer to a bank account or accounts designated by MCP, an amount equal to the purchase price for the ADM Units, determined as follows:

                  (a) an amount equal to One Hundred and Twenty Million Dollars and 00/100 ($120,000,000.00); LESS

                  (b) the sum of (i) Ten Million Dollars and 00/100 ($10,000,000.00) previously paid to MCP as an "Initial Advance" pursuant to Section 2 of the Letter of Intent; and (ii) an amount equal to any shortfall in aggregate members equity as of March 31, 1997,

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         determined as described in Section 2.5 of this Agreement.

         SECTION 1.3 ISSUANCE OF UNITS.

         On the Closing Date, MCP will issue to ADM 58,622,340 ADM Units, which the parties agree will constitute thirty percent (30%) of MCP's total participating equity after such issuance. The ADM Units will have the designations, voting powers, preferences, participation rights, qualifications, rights, limitations and restrictions assigned and attributable to such units by
Article VI of the Second Amended and Restated Articles of Incorporation of MCP, attached hereto as Exhibit A and by this reference made a part hereof (the "Amended Articles"), and by the Stockholder Agreement.

                                   ARTICLE II

                     COVENANTS AND AGREEMENTS OF THE PARTIES

         SECTION 2.1 ADOPTION OF AMENDED ARTICLES AND AMENDMENTS TO BYLAWS.

         MCP will use its best efforts (i) to authorize and take any and all actions necessary to adopt the Amended Articles as its Articles of Incorporation effective as of the Closing Date, and (ii) to adopt the amendments described on Exhibit B, attached hereto and by this reference made a part hereof, to its Bylaws, effective as of the Closing Date (the "Bylaw Amendments").

         SECTION 2.2 STOCKHOLDER AGREEMENT.

         ADM and MCP will enter into a Stockholder Agreement in substantially the form of Exhibit C attached hereto and by this reference made a part hereof (the "Stockholder Agreement"). The Stockholder Agreement will be effective as of the Closing Date.

         SECTION 2.3 MEMBER AND BOARD APPROVAL.

         MCP will submit the Amended Articles, the Bylaw Amendments, the Stockholder Agreement and the Transactions to its members for approval at a meeting expected to be held on or about July 29, 1997, and will use its best efforts to obtain the approval thereof by its members as required by applicable law and its Articles of Incorporation and Bylaws (as in force prior to the amendments described in Section 2.1 hereof). ADM will submit this Agreement, the Stockholder Agreement and the Transactions to its Board of Directors for approval at a meeting expected to be held on or about July 17, 1997, as required by applicable law and its Articles of Incorporation and Bylaws.

         SECTION 2.4 ACCESS; NONDISCLOSURE.

         From the date hereof to and including the Closing Date, MCP will afford ADM and its authorized representatives access (during normal business hours) to its operating and office facilities, properties, books and records, financial and operating data and other information

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concerning its business and properties (other than information relating to customers, product pricing or sales or marketing efforts), as ADM may from time to time reasonably request. The obligations of each party with respect to confidentiality or nondisclosure of confidential, proprietary and trade secret information shall be governed by the terms of the Nondisclosure Agreement dated as of May 21, 1997 between the parties (the "Nondisclosure Agreement") and by
Section 10 of the Letter of Intent.

         SECTION 2.5 MCP FINANCIAL STATEMENTS

         MCP will have prepared, or will have made arrangements for the preparation of, financial statements that are complete, true and accurate as of March 31, 1997. Such financial statements will have been prepared in accordance with generally accepted accounting principles, will have been audited in accordance with generally accepted auditing standards and will have been furnished to ADM no less than ten (10) business days prior to the Closing Date. MCP guarantees that the aggregate member equity reflected in such financial statements will be no less than Two Hundred and Twelve Million, Six Hundred and Twenty-Eight Thousand and 00/100 Dollars ($212,628,000.00), which amount reflects a reduction of Twenty One Million, Five Hundred and Eighty Four Thousand and 00/100 Dollars ($21,584,000.00) in respect of receivables due from members for loss allocations. To the extent that aggregate member equity is less than the amount hereinbefore required, the purchase price required to be paid by ADM for the ADM Units shall be reduced, dollar-for-dollar, as provided in
Section 1.2 hereof.

         SECTION 2.6 DEBT RESTRUCTURING.

         MCP will obtain a commitment to restructure or refinance its debt obligations, including such obligations to the St. Paul Bank for Cooperatives, RaboBank and Liquid Sugars, Inc. Such restructuring or refinancing shall be acceptable to both parties. The parties contemplate that such restructuring will take the form of: (i) a reduction of MCP's term debt to approximately Two Hundred Eighty Million and 00/100 Dollars ($280,000,000.00), with the remainder of such term debt being refinanced with an institutional lender on a first mortgage basis; and (ii) a refinancing or continuation of MCP's operating line of credit at an appropriate level.

         SECTION 2.7 BEST EFFORTS

         Each party will use its best efforts (i) to take all action necessary to render accurate, as of the Closing Date, its representations and warranties contained herein, and it will refrain from taking any action which would render any such representation or warranty inaccurate as of the Closing Date, (ii) to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it pursuant to this Agreement, and to cause the Transactions to be consummated, and (iii) to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the Transactions and the performance of its obligations under this Agreement.

         SECTION 2.8 COOPERATION. As soon as practicable after the Closing Date, appropriate representatives of MCP and ADM will meet for the purpose of determining operational areas

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where the parties might provide advice and assistance to each other, including, without limitation, a review of opportunities to improve rail, truck, barge and ship transportation efficiencies, opportunities for joint buying of enzymes and yeasts and assistance in the areas of corn procurement, risk management and hedging, borrowing costs and development of value-added products.

         SECTION 2.9 CONDUCT OF BUSINESS PRIOR TO CLOSING.

         Prior to the closing date, MCP shall conduct its business only in the ordinary course and consistent with its prior practice and shall maintain and preserve its assets and properties in good condition and repair and maintain insurance thereon in accordance with present practices. Without limiting the foregoing, prior to the Closing Date, MCP will not without ADM's prior written approval (which ADM agrees will not be unreasonably withheld):

                  (a) Change its articles of incorporation or bylaws except as contemplated hereby, or merge or consolidate with any other entity (or enter into any agreement to do so);

                  (b) Incur any indebtedness for borrowed money except as contemplated in Section 2.6 and except for trade debt incurred in the ordinary course of business;

                  (c) Issue any capital stock or other equity participation interests, except that MCP may issue common stock to transferees of Units of Participation and to members of any employee stock option plan in force on the date hereof; or

                  (d) Sell or otherwise dispose of a substantial portion of its assets.

                                   ARTICLE III

                     CONDITIONS TO OBLIGATION OF EACH PARTY

         The respective obligations of ADM and MCP to consummate the Transactions are, at their respective options, subject to the satisfaction or waiver of each or the following conditions on or before the Closing Date:

                  (a) MCP will have adopted the Amended Articles and amended its Bylaws, all as more particularly described in Section 2.1 hereof.

                  (b) The parties will have entered into a Stockholder Agreement, as more particularly described in Section 2.2 hereof.

                  (c) The members of MCP and the Board of Directors of ADM will have approved this Agreement, the Stockholder Agreement and the Transactions, all as more particularly described in Section 2.3 hereof.

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                  (d) ADM shall have conducted a "due diligence" review to its own satisfaction of the books and records of MCP, as contemplated by
         Section 2.4 hereof.

                  (e) MCP shall have delivered to ADM, financial statements, as more particularly described in Section 2.5 hereof.

                  (f) MCP shall have obtained a commitment for restructuring or refinancing of its debt obligations acceptable to both parties, as more particularly described in Section 2.6 hereof.

                  (g) The consummation of the Transactions shall not, in the reasonable judgment of any party, cause any material adverse tax consequences for any party hereto, and any rulings applied for by any party with respect to the tax consequences of the Transactions shall have been obtained in a form and content satisfactory to such party.

                  (h) No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Transactions or any part thereof shall have been issued and remain in effect.

                  (i) All consents, approvals and waivers which are necessary in connection with the Transactions or any part thereof shall have been obtained.

                   (j) No action shall have been threatened or instituted by any governmental agency or any other person challenging the legality of the Transactions or any part thereof, seeking to prevent or delay consummation of the Transactions or seeking to obtain divestiture or other relief in the event of consummation of the Transactions. It is understood in the event that such an action is threatened or instituted, the parties will first attempt for a period of ninety (90) days to obtain dismissal or other favorable resolution of such threatened or actual action prior to exercise of their right to terminate hereunder.

                  (k) All the representations and warranties of each party contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date, and each party shall have each performed all of its obligations and complied with all of its covenants contained in this Agreement to be performed or complied with prior to the Closing Date.

                  (l) Each party shall have received a certificate dated as of the Closing Date, executed by the President or Chief Executive Officer of the other party certifying in such detail as such party may reasonably request as to the accuracy of such representations and warranties, the fulfillment of such obligations, compliance with such covenants and satisfaction of the conditions to such party's obligations as of the Closing Date.

                  (m) All actions, proceedings and documents necessary to carry out the Transactions shall be reasonably satisfactory to each party.

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                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF MCP

         Except as otherwise set forth in Schedule I attached hereto and made a part hereof (hereinafter, the "MCP Schedule"), MCP hereby represents and warrants to ADM that:

         SECTION 4.1 ORGANIZATION AND GOOD STANDING.

         MCP is a cooperative corporation duly organized and existing under Chapter 308A of the Minnesota Statutes, as amended, is in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. MCP is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification.

         SECTION 4.2 SUBSIDIARIES.

         MCP has no Subsidiaries (as defined in Section 7.1), other than those, if any, identified in the MCP Schedule; and MCP is not a member of and owns no capital stock, other equity securities or similar equity investments, directly or indirectly, in any corporation, association, joint venture, trust or other entity, except as otherwise identified in the MCP Schedule.

         SECTION 4.3 FINANCIAL STATEMENTS.

         MCP has heretofore delivered to ADM its audited financial statements as of September 30, 1996 and March 31, 1997, accompanied by the opinion of Clifton, Gunderson LLC. Except as stated in said opinion, such financial statements fairly present the financial position of MCP at the dates indicated therein and the results of its operation for the period indicated therein, in conformity with generally accepted accounting principles consistently applied. Except as otherwise disclosed in the MCP Schedule, there has been no material adverse change in the financial condition or results of operations of MCP and its Subsidiary since the date of such financial statements.

         SECTION 4.4 ABSENCE OF LIABILITIES.

         Neither MCP nor its Subsidiary has any liabilities or obligations, absolute or contingent, except for liabilities and obligations which are (i) reflected in the financial statements referred to in Section 4.3, (ii) fully covered by insurance, except for reasonable deductibles, (iii) incurred in the ordinary course of business since March 31, 1997, and not materially different in type or amount from those reflected in the financial statements referred to in Section 4.3, or (iv) individually and in the aggregate not material to the business or financial condition of MCP and its Subsidiary, taken as a whole.

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         SECTION 4.5 PROPERTIES.

         MCP has good and marketable title to all real and personal properties owned by it, as reflected in the financial statements referred to in Section 4.3, free and clear of all liens, restrictions or encumbrances of any nature, except (i) Permitted Liens (as defined in Section 7.1) , and (ii) any other liens disclosed in the MCP Schedule. Each lease under which MCP leases any real or personal property, as reflected in the financial statements referred to in
Section 4.3, is a valid and enforceable lease under which there is no existing default, or event which with notice or lapse of time or both could become a default, of such materiality as to enable the lessor to terminate such lease.

         SECTION 4.6 LITIGATION.

         There are no actions, investigations or proceedings pending (or, to the best knowledge of MCP, threatened) against or affecting MCP or its Subsidiary or any of their properties in or before any court, governmental agency, or governmental, arbitral or other body which, if determined adversely to MCP or its Subsidiary, could materially and adversely affect the financial condition, business, properties or operations of MCP and its Subsidiary taken as a whole, or the ability of MCP to consummate the Transactions.

         SECTION 4.7 ABSENCE OF DEFAULTS.

         Neither MCP nor its Subsidiary is in any material respect in default under any provision of its Articles of Incorporation or Bylaws or any indenture, mortgage, loan agreement or other material agreement to which it is a party or by which it is bound, and neither MCP nor its Subsidiary is in violation of any statute, order, rule or regulation of any court or governmental agency having jurisdiction over it or its properties which if enforced could have a material adverse effect on its business, and neither the execution and delivery of this Agreement nor the consummation of the Transactions in accordance with this Agreement will conflict with or result in a breach of or constitute a material default under any of the foregoing.

         SECTION 4.8 AUTHORIZATION.

         MCP has the corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the approval of its members as required by Section 2.3). This Agreement and the Transactions have been duly and validly authorized by the Board of Directors of MCP, and (except for the approval of its members as required by Section 2.3) no other corporate action is required by MCP in connection with this Agreement or the Transactions. This Agreement constitutes the valid and binding agreement of MCP, enforceable against MCP in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.

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                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF ADM

         ADM hereby represents and warrants to MCP that:

         SECTION 5.1 ORGANIZATION AND GOOD STANDING.

         ADM is a business corporation duly organized and existing under the General Corporation Law of Delaware of, as amended, is in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and conduct its business as it is presently being conducted. ADM is duly qualified to do business and is in good standing in each jurisdiction in which it conducts business or owns or leases properties of a nature which would require such qualification.

         SECTION 5.2 AUTHORIZATION.

         ADM has the corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the Transactions will have been duly and validly authorized by the Board of Directors of ADM no later than the Closing Date, and no other corporate action is required by ADM in connection with this Agreement or the Transactions. This Agreement constitutes the valid and binding agreement of ADM, enforceable against ADM in accordance with its terms, except to the extent such enforcement may be limited by the application of equitable principles where equitable relief is sought or bankruptcy and other laws relating to the enforcement of creditors' rights generally.

                                   ARTICLE VI

                                   THE CLOSING

         SECTION 6.1 CLOSING DATE.

         Unless this Agreement is terminated as provided in Section 7.7, and subject to the satisfaction or waiver of all conditions set forth herein, the closing of the Transactions shall take place at a location mutually acceptable to the parties on July 31, 1997, or such other date as may be mutually agreed upon by the parties. The closing of the Transactions shall be deemed to occur at 11:59 p.m. on the Closing Date, and shall not be deemed to have occurred until all of the steps required by this Agreement or to occur on or before the Closing Date shall have occurred.

         SECTION 6.2 ACTIONS TO BE TAKEN AT CLOSING.

         On the Closing Date, subject to the satisfaction or waiver of the conditions to the obligations of the parties, each party hereto shall deliver to the other party any and all documents or showings as may be required of it by the terms of this Agreement, or as may be reasonably requested by the other party to evidence that all of the conditions to consummation of the

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Transactions have been satisfied or waived.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         SECTION 7.1 DEFINITIONS OF CERTAIN TERMS.

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Permitted Liens" means: (a) liens for current real property or ad valorem taxes on special assessments which are not yet due and payable, (ii) easements, covenants, restrictions or other encumbrances which do not secure indebtedness for borrowed money and which do not have a material adverse effect on the value, usefulness or condition of the property affected thereby, (iii) mineral rights which do not have a material adverse effect on value, usefulness or condition of the property affected thereby, and (iv) mechanics', materialmens' and similar liens in securing amounts which are not yet due and payable or which are being properly contested by appropriate legal proceedings; and (b) any liens in favor of the holders of MCP's debt refinancing or restructuring obligations contemplated by Section 2.6 hereof.

         "Subsidiaries" means with respect to any party, any corporation or other organization of which more than 50% of the outstanding voting rights is owned directly or indirectly by such party, by such party and one or more of its Subsidiaries, or by one or more of such party's Subsidiaries.

         SECTION 7.2 WAIVER OF CONDITIONS.

         Any party may, at its option, waive in writing any and all of the conditions herein contained to which its obligations hereunder are subject other than the conditions set forth in Article III, Sections (h) and (j) hereof. A party, by consummating the Transactions contemplated herein, shall be deemed to have waived any breach of a warranty, representation, covenant or condition of which such party received written notice prior to the Closing Date if the notice specifically referred to this Section 7.2 and described the breach in reasonable detail.

         SECTION 7.3 AMENDMENT.

         The parties by mutual consent may amend, modify or supplement this Agreement in such manner as may be agreed upon in writing.

         SECTION 7.4 BINDING NATURE.

         This Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties

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hereto without the prior written consent of the other parties hereto.

         SECTION 7.5 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 7.6 ENTIRE AGREEMENT.

         Except for Sections 2, 8, 9, 10 and 11 of the Letter of Intent and all of the terms of the Confidentiality Agreement, and except in the event of termination of this Agreement as described in Section 7.7(c) hereof, this Agreement, the Stockholder Agreement and the documents referred to herein and therein set forth the entire understanding of the parties hereto with respect to the matters provided for herein and therein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party.

         SECTION 7.7 TERMINATION.

         The Agreement shall be terminated and the Transactions abandoned if at any time prior to the closing of the Transactions:

                  (a) The members of MCP fail to approve the Transactions as required by Section 2.3, or the Board of Directors of ADM fails to approve the Transactions as also required by Section 2.3; or

                  (b) The parties mutually agree in writing to terminate this Agreement; or

                  (c) Either party delivers a written notice to the other party hereto to the effect that (i) one or more of the conditions to its obligations as set forth herein cannot be met, or (ii) such other party has defaulted in a material respect under one or more of its covenants or agreements contained herein, and in either case such conditions or conditions have not been satisfied or such default or defaults have not been remedied within thirty (30) days after such notice is mailed; or

                  (d) The closing of the Transactions has not occurred on or before August 31, 1997, or such later date as the parties may mutually agree upon.

         Any termination of this Agreement shall relieve all of the parties hereto from any further obligation hereunder, but any termination pursuant to clause (c) above shall be without prejudice as to any claim for breach of the Letter of Intent.

         SECTION 7.8 NOTICES.

         All notices, requests, demands and other communications hereunder shall be deemed to

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have been duly given if delivered or mailed, certified or registered mail, with postage prepaid, to the recipient at the following addresses, or to such other address as may be designated in writing to the other party from time to time:

                  If to ADM :

                  Archer Daniels Midland Company
                  P.O. Box 1470
                  Decatur, IL 62525
                  Attention: M.L. Andreas

                  With a copy to:

                  Archer Daniels Midland Company
                  P.O. Box 1470
                  Decatur, IL 62525
                  Attention: R.P. Reising

                  If to MCP:

                  Minnesota Corn Processors
                  901 North Highway 59
                  Marshall, MN 56258
                  Attention: Richard Jurgenson

                  With a copy to:

                  Doherty, Rumble & Butler Professional Association 2800 Minnesota World Trade Center
                  30 East 7th Street
                  St. Paul, MN 55101
                  Attention: Ralph K. Morris

         SECTION 7.9 CHOICE OF LAW. This Agreement shall be governed in all respects by the laws of the State of Minnesota, excluding its conflicts of laws rules.

         SECTION 7.10 SURVIVAL.

         The representations and warranties of the parties contained in Articles IV and V shall form the basis for closing conditions and shall survive the Closing Date.

         SECTION 7.11 CAPTIONS.

         The article and section headings in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.


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         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

ARCHER DANIELS MIDLAND COMPANY            MINNESOTA CORN PROCESSORS


By:                                       By:
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Its:                                     Its:
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